Exhibit 99.1

Novatel Wireless Announces Departure of Chief Financial Officer

SAN DIEGO — May 20, 2014 — Novatel Wireless, Inc. (NASDAQ: NVTL), a leading provider of intelligent wireless solutions, announced that Chief Financial Officer, Kenneth Leddon, has decided to leave the company effective May 31, 2014. Mr. Leddon has accepted a chief financial officer position with another company.

“Ken has made important contributions to the company over the last six years and we wish him every success in his new position,” said Peter Leparulo, chief executive officer of Novatel Wireless. “Ken will remain a valued friend of the company.”

Commenting on his time with the company, Mr. Leddon noted, “I value my experience at Novatel Wireless and appreciate having the opportunity to work with so many talented people in this exciting industry. I wish the company and my colleagues here all the best as the company moves forward on its business transition plan.”

The Company is engaging an executive search firm to evaluate candidates for a new chief financial officer, including interim candidates.

ABOUT NOVATEL WIRELESS

Novatel Wireless, Inc. is a leader in the design and development of intelligent wireless solutions based on 2G, 3G and 4G technologies. The Company delivers specialized wireless solutions to carriers, distributors, retailers, OEMs and vertical markets worldwide. Product lines include MiFi® Intelligent Mobile Hotspots, Ovation™ USB modems, Expedite® embedded modules, Mobile Tracking Solutions, Asset Tracking Solutions, and Enabler smart M2M modules. These innovative products provide anywhere, anytime communications solutions for consumers and enterprises. Headquartered in San Diego, California, Novatel Wireless is listed on NASDAQ: NVTL. For more information please visit www.nvtl.com. (NVTLF)

(C) 2014 Novatel Wireless, Inc. All rights reserved. The Novatel Wireless name and logo are trademarks of Novatel Wireless, Inc.

Investor contact:

The Blueshirt Group for Novatel Wireless

Chris Danne and Matthew Hunt

415-217-5865 or 415-489-2194

chris@blueshirtgroup.com

matt@blueshirtgroup.com